Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

January 12, 2021

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Re:	Registration Statement on Form S-3 (Registration No. 333-225377)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 14, 2018 (the “Base Prospectus”), the preliminary prospectus supplement dated January 7, 2021 (the “Preliminary Prospectus”) and the final prospectus supplement dated January 8, 2021, as supplemented by supplement no. 1 dated January 11, 2021 (the “Prospectus Supplement” and, collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offer and sale by Sigma Labs, Inc. (the “Company”) of an aggregate of 1,711,783 shares (the “Shares”) of the Company’s common stock par value $0.001 per share (the “Common Stock”), which amount includes 223,276 shares of Common Stock that may be issued and sold by the Company to the underwriter pursuant to its option to purchase additional shares, pursuant to an underwriting agreement dated January 8, 2021 with H.C. Wainwright & Co., LLC acting as representative of the underwriter named on Schedule 1 thereto (the “Underwriting Agreement”).

The Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the offer and sale of the Shares. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the United States federal laws and Nevada General Corporation Law, including the applicable provisions of the Nevada Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.

Sigma Labs, Inc.

January 12, 2021

Very truly yours,

/s/ TROYGOULD PC